Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 26, 2023

JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179

Re:	Registration Statement on Form SF-3 for Chase Issuance Trust

Ladies and Gentlemen:

We have acted as special counsel to JPMorgan Chase Bank, National Association, a national banking association (the “Bank” or “Our Client”), as successor by merger to Chase Bank USA, National Association (the “Predecessor Bank”), in connection with the registration statement on Form SF-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance from time to time of certain asset backed securities (the “Notes”) pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Rules and Regulations”).

The Notes will be issued by Chase Issuance Trust (the “Issuing Entity”), a Delaware statutory trust created pursuant to the Delaware Statutory Trust Act (12 Del. C. §§ 3801 et seq.) and the Fourth Amended and Restated Trust Agreement, dated as of January 20, 2016 (the “Trust Agreement”), between Chase Card Funding LLC, a Delaware limited liability company (the “Depositor” and, collectively with the Bank and the Issuing Entity, the “Opinion Parties,” and each, an “Opinion Party”), as beneficiary and transferor, and Wilmington Trust Company, as owner trustee (the “Owner Trustee”). The Notes will be issued in one or more classes under the Fourth Amended and Restated Indenture, dated as of January 20, 2016 (the “Master Indenture”), between the Issuing Entity and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”), as supplemented by (a) the Third Amended and Restated Asset Pool One Supplement, dated as of January 20, 2016 (the “Asset Pool One Supplement”), among the Issuing Entity, the Indenture Trustee and Wells Fargo Bank, National Association, as collateral agent (the “Collateral Agent”), (b) the Second Amended and Restated CHASEseries Indenture Supplement, dated as of January 20, 2016 (the “CHASEseries Indenture Supplement”), among the Issuing Entity, the Indenture Trustee and the Collateral Agent, and (c) the applicable form of Terms Document for each class of Notes (each, a “Terms Document” and, together with the Master Indenture, the Asset Pool One Supplement and the CHASEseries Indenture Supplement, the “Indenture”), to be dated

JPMorgan Chase Bank, National Association

June 26, 2023

as of the date of the issuance of a class of Notes, between the Issuing Entity and the Indenture Trustee. The Indenture, together with the Trust Agreement, the Receivables Purchase Agreement, dated as of January 20, 2016 (as amended, the “Receivables Purchase Agreement”), by and between the Bank and the Depositor, and the Fourth Amended and Restated Transfer and Servicing Agreement, dated as of January 20, 2016 (as amended, the “Transfer and Servicing Agreement”), among the Depositor, the Bank, as servicer, account owner and administrator, the Issuing Entity, the Indenture Trustee and the Collateral Agent, are collectively referred to herein as the “Basic Documents.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following: (i) the Registration Statement; (ii) an executed copy of the Master Indenture; (iii) an executed copy of the Asset Pool One Supplement; (iv) an executed copy of the CHASEseries Indenture Supplement; (v) the form of Terms Documents for each class of Notes; (vi) an executed copy of the Trust Agreement; (vii) an executed copy of the Receivables Purchase Agreement; (viii) an executed copy of the Transfer and Servicing Agreement; and (ix) a copy of the Certificate of Trust of the Issuing Entity, certified by the Secretary of State of the State of Delaware as of June 26, 2023 (the “Certificate of Trust” and together with the Trust Agreement, the “Trust Organizational Documents”). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Opinion Parties and such agreements, certificates and records of public officials, certificates of officers or other representatives of the Opinion Parties and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies.

In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Opinion Parties and others and of public officials, including the factual representations and warranties contained in the Basic Documents.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of Delaware (the “Opined-on Law”).

The opinion stated below presumes that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Notes referred to therein: (i) the Registration Statement, as finally amended (including all necessary post-effective

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June 26, 2023

amendments), has become effective under the Securities Act; (ii) an appropriate prospectus supplement or term sheet with respect to such Notes has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations; (iii) the applicable Basic Documents shall have been duly authorized, executed and delivered by the Issuing Entity and the other parties thereto; (iv) the Board of Directors of the Bank, including any duly authorized committee thereof, in its capacity as administrator of the Issuing Entity, acting pursuant to the Transfer and Servicing Agreement and the Trust Agreement, shall have taken all necessary national banking association action to authorize, on behalf of the Issuing Entity, the issuance and sale of such Notes and related matters and appropriate officers of the Bank have taken all related action as directed by or under the direction of the Board of Directors of the Bank; (v) the Board of Managers of the Depositor, including any duly authorized committee thereof, in its capacity as transferor and beneficiary of the Issuing Entity, acting pursuant to the Trust Agreement, shall have taken all necessary limited liability company action to authorize, on behalf of the Issuing Entity, the issuance and sale of such Notes and related matters and appropriate officers of the Depositor have taken all related action as directed by or under the direction of the Board of Manager of the Depositor; and (vi) the terms of the applicable Basic Documents and the issuance and sale of such Notes have been duly established in conformity with the Trust Organizational Documents so as not to violate any applicable law or the Trust Organizational Documents, or result in a default under or breach of any agreement or instrument binding upon the Issuing Entity, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuing Entity.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the general conditions have been satisfied, (ii) the issuance, sale and terms of the Notes have been duly established in conformity with the Basic Documents, and (iii) the Notes have been issued in a form that complies with the Basic Documents and the Notes have been duly executed and authenticated in accordance with the terms of the Basic Documents and issued and sold or otherwise distributed in accordance with the provisions of the applicable Basic Documents against payment of the agreed-upon consideration therefor, the Notes will constitute valid and binding obligations of the Issuing Entity enforceable against the Issuing Entity in accordance with their respective terms under the laws of the State of Delaware.

The opinions stated herein are subject to the following qualifications:

(a)    the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or similar orders affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Basic Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

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June 26, 2023

(c)    except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Basic Documents constitutes the valid and binding obligation of each party to such Basic Document, enforceable against such party in accordance with its terms;

(d)    we do not express any opinion with respect to the enforceability of any provision contained in any Basic Document relating to any indemnification, contribution, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e)    we do not express any opinion with respect to the enforceability of any provision of any Basic Document to the extent that such section purports to bind any Opinion Party to the exclusive jurisdiction of any particular federal court or courts;

(f)     we call to your attention that irrespective of the agreement of the parties to any Basic Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Basic Document;

(g)    we have assumed that any agent of service will have accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(h)    we have assumed that the choice of Delaware law to govern the Basic Documents is a valid and legal provision; and

(i)    we have assumed that the Terms Document will be duly authorized, executed and delivered by the trustee in substantially the form reviewed by us, and that any Notes that may be issued will be manually authenticated, signed or countersigned, as the case may be, by duly authorized officers of the Issuing Entity.

In addition, in rendering the foregoing opinions we have assumed that:

(a)    each Opinion Party is duly organized or formed, as applicable, and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization or formation, as applicable, and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization or formation, as applicable, in connection with the transactions contemplated by, and the performance of its obligations under, the Basic Documents to which such Opinion Party is a party;

(b)    each Opinion Party has the requisite national banking association, limited liability company or trust, as applicable, power and authority to execute, deliver and perform all its obligations under each of the Basic Documents to which such Opinion Party is a party;

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June 26, 2023

(c)    each of the Basic Documents to which an Opinion Party is a party has been duly authorized, executed and delivered by all requisite national banking association, limited liability company or trust, as applicable, action on the part of such Opinion Party;

(d)    neither the execution and delivery by each Opinion Party of the Basic Documents to which such Opinion Party is a party nor the performance by each Opinion Party of its obligations thereunder, including the issuance and sale of the applicable Notes, (i) conflicts or will conflict with the articles of association, certificate of trust, certificate of formation, trust agreement, limited liability company agreement, by-laws, or comparable organizational documents, of such Opinion Party, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the such Opinion Party or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Opinion Party or its property is subject, or (iv) violates or will violate any law, rule or regulation to which the Opinion Party or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(e)    neither the execution and delivery by each Opinion Party of the Basic Documents to which the Opinion Party is a party nor the performance by such Opinion Party of its obligations thereunder, including the issuance and sale of the applicable Notes, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

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JPMorgan Chase Bank, National Association

June 26, 2023

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP